Exhibit 99.1

FOR IMMEDIATE RELEASE
For press inquiries: Jules Abraham for Alimera Sciences 917-885-7378 julesa@coreir.com	For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com

ALIMERA SCIENCES REFINANCES ITS DEBT FACILITY WITH SOLAR CAPITAL

•	Three-year interest-only period

•	Additional $2.5 million available under certain conditions

ATLANTA, January 6, 2020 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, today announced that it refinanced its debt facility by entering into a new $45 million term loan agreement with its current lenders, investment affiliates managed by Solar Capital Partners, LLC, on December 31, 2019.
The amount of the new funding includes an initial tranche of $42.5 million used to repay the current facility, including principal, prepayment fees and accrued interest, and another $2.5 million tranche that will be available if Alimera achieves $30.0 million in revenue for any trailing six-month period ending on or before November 30, 2020.

The new loan agreement has a term of 54 months to July 1, 2024, with monthly interest-only payments to January 1, 2023, when principal amortization begins. The interest-only period may be extended an additional six months if Alimera achieves $34.5 million in revenue for any trailing six-month period ending on or before June 30, 2022.

“We are pleased that Solar Capital has agreed to extend our relationship and continue working with Alimera in support of our future growth,” said Rick Eiswirth, Alimera’s president and chief executive officer. “As we stated in November, we believe we have sufficient cash on hand to fund our operations throughout 2020. The new terms of this debt facility defer the commencement of amortization payments from July 1, 2020 as previously scheduled to January 1, 2023 and mitigate the need for any additional financing during that period. We look forward to continuing to work with Solar, and to growing the ILUVIEN® franchise, helping patients see better, longer, with fewer intraocular injections.”

“We are very pleased to refinance Alimera’s debt facility and to provide new terms that will help fund the Company’s continued commercial growth,” said Anthony Storino, Head of Solar Capital’s Life Science Lending platform. “We look forward to continuing our longstanding relationship with the Alimera team and supporting their focus on building a leading company delivering novel therapies to patients with retinal diseases.”

No warrants were issued in connection with the term loan. For more details on the terms of the refinancing, including fees, please see Alimera’s Current Report on Form 8-K, which Alimera expects to file with the SEC promptly after issuing this press release.

About Solar Capital Partners, LLC.

Solar Capital Partners, LLC (“Solar Capital Partners”) is an SEC-registered investment adviser that primarily invests directly in leveraged, U.S. middle market companies in the form of cash flow and asset-based senior secured investments. Solar Capital Partners manages approximately $5.5 billion of investable capital, including serving as the investment adviser to two publicly-traded business development companies, Solar Capital Ltd. and Solar Senior Capital Ltd. Solar Capital Partners’ life science lending business provides financing solutions for later-stage bio-pharma, medical device, healthcare IT and healthcare services companies, both venture-backed private and public, and from pre-revenue clinical to early commercial stage. For more information, please visit http://www.solarcapltd.com/Life-Science-Lending.
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
About ILUVIEN
ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSINGTM technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In March 2019, ILUVIEN received approval in the 17 countries under the Mutual Recognition Procedure for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. The 17 European countries are the U.K., Germany, France, Italy, Spain, Portugal, Ireland, Austria, Belgium, Denmark, Norway, Finland, Sweden, Poland, Czech Republic, the Netherlands, and Luxembourg. The regulatory process is now in the national phase in which the European member states have finalized or are expected to finalize the label for the new indication to meet each country’s local requirements. Timeline to this goal varies by each country. ILUVIEN is not approved for treatment of uveitis in the United States.

Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future growth and its ability to achieve the revenue level required to access the additional $2.5 million from a future draw down. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include but are not limited to, lower revenue due to a reduction in end user demand, unanticipated competition, regulatory issues, including delays in obtaining reimbursement approval in various countries in the EU for the treatment of non-infectious posterior uveitis, or other unexpected circumstances, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are on file with the Securities and Exchange Commission and available on its website at http://www.sec.gov.
The forward-looking statements in this press release speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.